UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13641	95-3667491
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Howard Hughes Parkway Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 784-7777

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 10, 2006 at the Annual Meeting of Stockholders (the “Annual Meeting”) of Pinnacle Entertainment, Inc. (the “Company”), the stockholders approved an amendment (the “Amendment to the Plan”) to the 2005 Equity and Performance Incentive Plan (the “Plan”). The Amendment to the Plan was approved by the Company’s Board of Directors (the “Board”) on April 4, 2006, subject to stockholder approval.

The Amendment to the Plan increases by 1,500,000 the number of shares of the Company’s Common Stock that may be issued under the Plan, such increase to be effective only upon, and subject to, the consummation of the Company’s acquisition of Aztar Corporation. Following the Amendment to the Plan, up to an aggregate of 3,000,000 shares of common stock of the Company, plus up to an aggregate of an additional 1,500,000 shares subject to and effective only upon the consummation of the Company’s acquisition of Aztar Corporation, plus certain shares subject to awards granted under specified existing plans and arrangements, are authorized for issuance under the Plan. The Amendment to the Plan also increases the maximum aggregate number of shares which may be subject to incentive stock options under the Plan from 3,000,000 to 4,500,000, such increase to be effective only upon, and subject to, the consummation of Company’s acquisition of Aztar Corporation. If the Company’s acquisition of Aztar Corporation is not consummated, then the provisions of the Plan added by the Amendment to the Plan would not become effective.

The foregoing summary and the summary incorporated by reference from the Proxy Statement are qualified in their entirety by the full text of the Plan, as amended by the Amendment to the Plan, filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description
Exhibit 10.1	2005 Equity and Performance Incentive Plan, As Amended.

SIGNATURES

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.
(Registrant)

Date: May 12, 2006	By:	/s/ Stephen H. Capp
Stephen H. Capp
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 10.1	2005 Equity and Performance Incentive Plan, As Amended.